1

                                                                    Exhibit 99.3



              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)
                                  (unaudited)


                                                                     Increase
THREE MONTHS ENDED JUNE 30,                            1997    1996  (Decrease)
- ---------------------------------------------------  ------  ------       ----
NET INTEREST REVENUE
  Interest revenue                                   $1,730  $1,495       $235
  Interest expense                                    1,391   1,229        162
- ---------------------------------------------------  ------  ------       ----
Net interest revenue                                    339     266         73
Provision for credit losses                               -       -          -
- ---------------------------------------------------  ------  ------       ----
Net interest revenue after provision
 for credit losses                                      339     266         73
- ---------------------------------------------------  ------  ------       ----
NONINTEREST REVENUE
  Trading                                               315     195        120
  Fiduciary and funds management                        264     220         44
  Corporate finance fees                                269     270         (1)
  Other fees and commissions                            144     134         10
  Net revenue from equity investment transactions         9      76        (67)
  Securities available for sale gains                    68      25         43
  Insurance premiums                                     64      63          1
  Other                                                  61      89        (28)
- ---------------------------------------------------  ------  ------       ----
Total noninterest revenue                             1,194   1,072        122
- ---------------------------------------------------  ------  ------       ----
NONINTEREST EXPENSES
  Salaries and commissions                              303     280         23
  Incentive compensation and employee benefits          443     318        125
  Agency and other professional service fees            102     100          2
  Communication and data services                        57      57          -
  Occupancy, net                                         44      41          3
  Furniture and equipment                                54      45          9
  Travel and entertainment                               36      28          8
  Provision for policyholder benefits                    72      78         (6)
  Other                                                 112      91         21
- ---------------------------------------------------  ------  ------       ----
Total noninterest expenses                            1,223   1,038        185
- ---------------------------------------------------  ------  ------       ----
Income before income taxes                              310     300         10
Income taxes                                             97      99         (2)
- ---------------------------------------------------  ------  ------       ----

NET INCOME                                           $  213  $  201       $ 12
===================================================  ======  ======       ====


NET INCOME APPLICABLE TO COMMON STOCK                $  201  $  187       $ 14
===================================================  ======  ======       ====

Cash dividends declared per common share              $1.00   $1.00       $  -
===================================================  ======  ======       ====

EARNINGS PER COMMON SHARE:
  PRIMARY                                             $1.94   $1.82       $.12
===================================================  ======  ======       ====

  FULLY DILUTED                                       $1.88   $1.77       $.11
===================================================  ======  ======       ====

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)
                                  (unaudited)

                                                                     Increase
SIX MONTHS ENDED JUNE 30,                              1997    1996  (Decrease)
- ---------------------------------------------------  ------  ------       ----
NET INTEREST REVENUE
  Interest revenue                                   $3,411  $3,118       $293
  Interest expense                                    2,740   2,618        122
- ---------------------------------------------------  ------  ------       ----
Net interest revenue                                    671     500        171
Provision for credit losses                               -       5         (5)
- ---------------------------------------------------  ------  ------       ----
Net interest revenue after provision
 for credit losses                                      671     495        176
- ---------------------------------------------------  ------  ------       ----
NONINTEREST REVENUE
  Trading                                               626     495        131
  Fiduciary and funds management                        495     420         75
  Corporate finance fees                                484     458         26
  Other fees and commissions                            283     274          9
  Net revenue from equity investment transactions        56     103        (47)
  Securities available for sale gains                    82      40         42
  Insurance premiums                                    127     125          2
  Other                                                 107     145        (38)
- ---------------------------------------------------  ------  ------       ----
Total noninterest revenue                             2,260   2,060        200
- ---------------------------------------------------  ------  ------       ----
NONINTEREST EXPENSES
  Salaries and commissions                              608     547         61
  Incentive compensation and employee benefits          819     625        194
  Agency and other professional service fees            192     163         29
  Communication and data services                       113     112          1
  Occupancy, net                                         87      83          4
  Furniture and equipment                               108      90         18
  Travel and entertainment                               66      50         16
  Provision for policyholder benefits                   140     150        (10)
  Other                                                 196     171         25
- ---------------------------------------------------  ------  ------       ----
Total noninterest expenses                            2,329   1,991        338
- ---------------------------------------------------  ------  ------       ----
Income before income taxes                              602     564         38
Income taxes                                            189     184          5
- ---------------------------------------------------  ------  ------       ----

NET INCOME                                           $  413  $  380       $ 33
===================================================  ======  ======       ====


NET INCOME APPLICABLE TO COMMON STOCK                $  388  $  351       $ 37
===================================================  ======  ======       ====

Cash dividends declared per common share              $2.00   $2.00       $  -
===================================================  ======  ======       ====

EARNINGS PER COMMON SHARE:
  PRIMARY                                             $3.75   $3.44       $.31
===================================================  ======  ======       ====

  FULLY DILUTED                                       $3.64   $3.33       $.31
===================================================  ======  ======       ====

3

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                       ($ in millions, except par value)


                                                              June 30,   December 31,
                                                                  1997*          1996
                                                              --------       --------

ASSETS
Cash and due from banks                                       $  1,756       $  1,568
Interest-bearing deposits with banks                             2,334          2,210
Federal funds sold                                               1,305          1,684
Securities purchased under resale
 agreements                                                     25,758         18,002
Securities borrowed                                             13,285         17,005
Trading assets:
 Government securities                                          12,338         16,858
 Corporate debt securities                                       9,644          8,039
 Equity securities                                               8,066          6,089
 Swaps, options and other derivatives                           10,824         11,410
 Other trading assets                                            8,329          6,733
- ------------------------------------------------------------  --------       --------
Total trading assets                                            49,201         49,129
Securities available for sale                                    7,478          7,920
Loans, net of allowance for credit losses
 of $767 at June 30, 1997 and $773 at
 December 31, 1996                                              19,000         15,107
Customer receivables                                             1,630          1,529
Accounts receivable and accrued interest                         3,448          3,077
Other assets                                                     6,368          5,547
- ------------------------------------------------------------  --------       --------
Total                                                         $131,563       $122,778
============================================================  ========       ========

LIABILITIES
Noninterest-bearing deposits
  Domestic offices                                            $  3,046       $  2,600
  Foreign offices                                                1,439          1,013
Interest-bearing deposits
  Domestic offices                                              15,618          9,928
  Foreign offices                                               18,327         16,774
- ------------------------------------------------------------  --------       --------
Total deposits                                                  38,430         30,315
Trading liabilities:
 Securities sold, not yet purchased
  Government securities                                          4,958          7,668
  Equity securities                                              5,002          4,174
  Other trading liabilities                                        401            334
 Swaps, options and other derivatives                           11,064         11,585
- ------------------------------------------------------------  --------       --------
Total trading liabilities                                       21,425         23,761
Securities loaned and securities sold under
  repurchase agreements                                         22,973         23,454
Other short-term borrowings                                     19,527         19,409
Accounts payable and accrued expenses                            6,170          4,837
Other liabilities, including allowance for
 credit losses of $206 at June 30, 1997
 and $200 at December 31, 1996                                   4,195          2,836
Long-term debt not included in risk-based capital                8,468          8,732
Long-term debt included in risk-based capital                    2,939          2,576
Mandatorily redeemable capital securities of
 subsidiary trusts holding solely junior
 subordinated deferrable interest debentures
 included in risk-based capital                                  1,470            730
- ------------------------------------------------------------  --------       --------
Total liabilities                                              125,597        116,650
- ------------------------------------------------------------  --------       --------

PREFERRED STOCK OF SUBSIDIARY                                        -            250
- ------------------------------------------------------------  --------       --------

STOCKHOLDERS' EQUITY
Preferred stock                                                    703            810
Common stock, $1 par value
 Authorized, 300,000,000 shares
 Issued: 1997, 104,789,875;
         1996, 103,624,555 shares                                  105            104
Capital surplus                                                  1,491          1,437
Retained earnings                                                4,168          3,988
Common stock in treasury, at cost: 1997, 6,011,773 shares;
 1996, 4,435,226 shares                                           (513)          (372)
Other stockholders' equity                                          12            (89)
- ------------------------------------------------------------  --------       --------
Total stockholders' equity                                       5,966          5,878
- ------------------------------------------------------------  --------       --------
Total                                                         $131,563       $122,778
============================================================  ========       ========

* Unaudited

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
     SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in millions)
                                  (unaudited)

SIX MONTHS ENDED JUNE 30,                                    1997     1996
- ---------------------------------------------------------  ------   ------
PREFERRED STOCK
Balance, January 1                                         $  810   $  865
Preferred stock issued                                          -        1
Preferred stock redeemed                                     (100)       -
Preferred stock repurchased                                    (7)       -
- ---------------------------------------------------------  ------   ------
Balance, June 30                                              703      866
- ---------------------------------------------------------  ------   ------
COMMON STOCK
Balance, January 1                                            104      103
Issuance of common stock                                        1        1
- ---------------------------------------------------------  ------   ------
Balance, June 30                                              105      104
- ---------------------------------------------------------  ------   ------
CAPITAL SURPLUS
Balance, January 1                                          1,437    1,386
Issuance of common stock                                       31       14
Repurchase and retirement of common stock                      (4)      (1)
Common stock distributed under employee
 benefit plans                                                 27       14
- ---------------------------------------------------------  ------   ------
Balance, June 30                                            1,491    1,413
- ---------------------------------------------------------  ------   ------
RETAINED EARNINGS
Balance, January 1                                          3,988    3,702
Net income                                                    413      380
Cash dividends declared
  Preferred stock                                             (26)     (29)
  Common stock                                               (165)    (165)
Treasury stock distributed under employee benefit plans       (42)     (24)
- ---------------------------------------------------------  ------   ------
Balance, June 30                                            4,168    3,864
- ---------------------------------------------------------  ------   ------
COMMON STOCK IN TREASURY, AT COST
Balance, January 1                                           (372)    (336)
Purchases of stock                                           (274)     (38)
Restricted stock granted (cancelled), net                     (17)      19
Treasury stock distributed under employee benefit plans       150       82
- ---------------------------------------------------------  ------   ------
Balance, June 30                                             (513)    (273)
- ---------------------------------------------------------  ------   ------
COMMON STOCK ISSUABLE - STOCK AWARDS
Balance, January 1                                            526      233
Deferred stock awards granted (cancelled), net                 61       63
Deferred stock distributed                                    (18)      (1)
- ---------------------------------------------------------  ------   ------
Balance, June 30                                              569      295
- ---------------------------------------------------------  ------   ------
DEFERRED COMPENSATION - STOCK AWARDS
Balance, January 1                                           (308)    (151)
Deferred stock awards (granted) cancelled, net                (61)     (62)
Restricted stock (granted) cancelled, net                      16      (19)
Amortization of deferred compensation, net                    125       82
- ---------------------------------------------------------  ------   ------
Balance, June 30                                             (228)    (150)
- ---------------------------------------------------------  ------   ------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, January 1                                           (364)    (348)
Translation adjustments                                        26      (27)
Income taxes applicable to translation adjustments            (23)      18
- ---------------------------------------------------------  ------   ------
Balance, June 30                                             (361)    (357)
- ---------------------------------------------------------  ------   ------
SECURITIES VALUATION ALLOWANCE
Balance, January 1                                             57       19
Change in unrealized net gains, after applicable
 income taxes and minority interest                           (25)     (18)
- ---------------------------------------------------------  ------   ------
Balance, June 30                                               32        1
- ---------------------------------------------------------  ------   ------

TOTAL STOCKHOLDERS' EQUITY, JUNE 30                        $5,966   $5,763
=========================================================  ======   ======

5

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in millions)
                                  (unaudited)

SIX MONTHS ENDED JUNE 30,                                   1997       1996
- -------------------------------------------------------  -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $   413   $    380
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for credit losses                                  -          5
  Provision for policyholder benefits                        140        150
  Deferred income taxes                                      (65)        97
  Depreciation and other amortization
   and accretion                                             184        131
  Other, net                                                  91        (60)
- -------------------------------------------------------  -------   --------
    Earnings adjusted for noncash charges and credits        763        703
Net change in:
  Trading assets                                             530      3,677
  Trading liabilities                                     (2,127)      (236)
  Receivables and payables from securities
   transactions                                              644      1,346
  Customer receivables                                        59        (94)
  Other operating assets and liabilities, net                877        370
Securities available for sale gains                          (82)       (40)
- -------------------------------------------------------  -------   --------
Net cash provided by operating activities                    664      5,726
- -------------------------------------------------------  -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in:
  Interest-bearing deposits with banks                      (136)       (79)
  Federal funds sold                                         379        489
  Securities purchased under resale agreements            (7,756)   (11,966)
  Securities borrowed                                      3,720     (2,558)
  Loans                                                   (3,982)    (1,500)
Securities available for sale:
  Purchases                                               (2,836)    (2,918)
  Maturities and other redemptions                         1,897      1,823
  Sales                                                      237        260
Acquisitions of premises and equipment                      (134)       (89)
Other, net                                                   140        115
- -------------------------------------------------------  -------   --------
Net cash used in investing activities                     (8,471)   (16,423)
- -------------------------------------------------------  -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in:
  Deposits                                                 7,916       (517)
  Securities loaned and securities sold under repurchase
    agreements                                              (455)     9,023
  Other short-term borrowings                                359        (26)
Issuances of long-term debt*                               3,221      2,018
Repayments of long-term debt                              (2,313)      (366)
Issuances of common stock                                     23         14
Repurchase and retirement of common stock                     (4)        (1)
Redemptions of preferred stock of subsidiary                (250)         -
Redemptions and repurchases of preferred stock              (107)         -
Purchases of treasury stock                                 (274)       (38)
Cash dividends paid                                         (191)      (194)
Other, net                                                    89         63
- -------------------------------------------------------  -------   --------
Net cash provided by financing activities                  8,014      9,976
- -------------------------------------------------------  -------   --------
Net effect of exchange rate changes on cash                  (19)        12
- -------------------------------------------------------  -------   --------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS           188       (709)
Cash and due from banks, beginning of period               1,568      2,399
- -------------------------------------------------------  -------   --------
Cash and due from banks, end of period                   $ 1,756   $  1,690
=======================================================  =======   ========

Interest paid                                            $ 2,539   $  2,649
=======================================================  =======   ========

Income taxes paid, net                                   $    71   $    214
=======================================================  =======   ========

Noncash investing activities                             $    86   $     50
=======================================================  =======   ========

Noncash financing activities:
  Conversion of debt to preferred stock                  $     -   $      1
=======================================================  =======   ========

* Includes $740 million at June 30, 1997, related to mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures included in risk-based capital.

  Certain prior period amounts have been reclassified to conform to the current presentation.

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED SCHEDULE OF NET INTEREST REVENUE
                                 (in millions)
                                  (unaudited)


                                                           Three Months Ended   Six Months Ended
                                                               June 30,             June 30,
                                                           ------------------   ----------------
                                                              1997    1996       1997     1996
                                                             ------  ------     ------   ------

INTEREST REVENUE
Interest-bearing deposits with banks                        $   82  $   40       $  147   $   83
Federal funds sold                                              61      31          110       59
Securities purchased under resale agreements                   315     276          645      470
Securities borrowed                                            176     243          359      471
Trading assets                                                 648     519        1,248    1,292
Securities available for sale
  Taxable                                                       96     110          206      200
  Exempt from federal income taxes                               6       5           16       12
Loans                                                          314     241          616      473
Customer receivables                                            32      30           64       58
- ----------------------------------------------              ------  ------       ------   ------
Total interest revenue                                       1,730   1,495        3,411    3,118
- ----------------------------------------------              ------  ------       ------   ------
INTEREST EXPENSE
Interest-bearing deposits
  Domestic offices                                             200      84          346      172
  Foreign offices                                              259     216          509      463
Trading liabilities                                            125     135          276      461
Securities loaned and securities sold under
 repurchase agreements                                         335     405          674      719
Other short-term borrowings                                    276     241          567      515
Long-term debt                                                 166     148          314      288
Mandatorily redeemable capital securities of
 subsidiary trusts holding solely junior
 subordinated deferrable interest debentures
 included in risk-based capital                                 30       -           54        -
- ----------------------------------------------              ------  ------       ------   ------
Total interest expense                                       1,391   1,229        2,740    2,618
- ----------------------------------------------              ------  ------       ------   ------
NET INTEREST REVENUE                                        $  339  $  266       $  671   $  500
==============================================              ======  ======       ======   ======

7

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    Bankers Trust New York Corporation (the "Parent Company") and subsidiaries (collectively, the "Corporation", or the "Firm") earned $213 million for the three months ended June 30, 1997, or $1.88 fully diluted earnings per share. In the second quarter of 1996, the Corporation earned $201 million, or $1.77 fully diluted earnings per share.

    For the first six months of 1997, the Corporation earned $413 million, or $3.64 fully diluted earnings per share. For the first six months of 1996, the Corporation earned $380 million, or $3.33 fully diluted earnings per share.

THE MERGER

On September 1, 1997, Alex. Brown Incorporated ("Alex. Brown") was merged into a wholly-owned subsidiary of Bankers Trust New York Corporation (the "Merger").
In conjunction with the Merger, each share of Alex. Brown common stock then outstanding was converted into 0.83 shares of Bankers Trust New York Corporation's common stock (the "Exchange Ratio"). The Merger was treated as a tax free exchange.

  The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Alex. Brown and Bankers Trust New York Corporation had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Bankers Trust New York Corporation together with its subsidiaries after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Corporation as if the additional common stock had been issued during all the periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Alex. Brown and Bankers Trust New York Corporation, included in their Annual Reports on Form 10-K for the fiscal years ended December 31, 1996.


ORGANIZATIONAL UNIT RESULTS

    Organizational Unit business results are determined based on the Corporation's internal management accounting process, which allocates revenue and expenses among the organizational units. Because the Corporation's business is diverse in nature and its operations are integrated, it is impractical to segregate respective contributions of the organizational units with precision. As a result, estimates and judgments have been made to apportion revenue and expense items. In addition, certain revenue and expenses have been segregated and reported in Corporate/Other because, in the opinion of management, they could not be reasonably allocated or because their contributions to a particular organizational unit would be distortive. The internal management accounting process, unlike financial accounting in accordance with generally accepted accounting principles, is based on the way management views its business and is not necessarily comparable with similar information disclosed by other financial institutions. In order to provide comparability from one period to the next, the Corporation will generally restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure.

    The information presented below reflects the results by Organizational Units. The historical amounts of Alex. Brown have been included in Investment Banking, Investment Management and Corporate/Other.


                                               Total Non-   Pretax       Net
Three Months Ended June 30, 1997    Total Net    interest  Income/   Income/
(in millions)                         Revenue    Expenses    (Loss)    (Loss)
- ----------------------------------     ------      ------    -----     -----
Investment Banking                     $  479      $  284    $ 195     $ 134
Risk Management Services                  107          97       10         7
Trading & Sales                           168          84       84        59
Investment Management                     192         160       32        20
Client Processing Services                208         182       26        18
Australia/New Zealand                     132          99       33        23
Asia                                       11          31      (20)      (14)
Latin America                             172         117       55        39
Corporate/Other                            64         169     (105)      (73)
- ----------------------------------     ------      ------    -----     -----
Total                                  $1,533      $1,223    $ 310     $ 213
==================================     ======      ======    =====     =====

                                               Total Non-   Pretax       Net
Three Months Ended June 30, 1996    Total Net    interest  Income/   Income/
(in millions)                         Revenue    Expenses    (Loss)    (Loss)
- ----------------------------------     ------      ------    -----     -----
Investment Banking                     $  439      $  224    $ 215     $ 143
Risk Management Services                   38          64      (26)      (18)
Trading & Sales                            84          59       25        17
Investment Management                     189         157       32        20
Client Processing Services                197         169       28        20
Australia/New Zealand                     114          67       47        33
Asia                                       36          26       10         7
Latin America                             166         118       48        33
Corporate/Other                            75         154      (79)      (54)
- ----------------------------------     ------      ------    -----     -----
Total                                  $1,338      $1,038    $ 300     $ 201
==================================     ======      ======    =====     =====

                                               Total Non-   Pretax       Net
Six Months Ended June 30, 1997      Total Net    interest  Income/   Income/
(in millions)                         Revenue    Expenses    (Loss)    (Loss)
- ----------------------------------     ------      ------    -----     -----
Investment Banking                     $  881      $  526    $ 355     $ 244
Risk Management Services                  212         186       26        18
Trading & Sales                           302         157      145       102
Investment Management                     378         311       67        43
Client Processing Services                404         360       44        31
Australia/New Zealand                     261         180       81        57
Asia                                       51          60       (9)       (6)
Latin America                             315         227       88        62
Corporate/Other                           127         322     (195)     (138)
- ----------------------------------     ------      ------    -----     -----
Total                                  $2,931      $2,329    $ 602     $ 413
==================================     ======      ======    =====     =====

9


                                             Total Non-   Pretax     Net
  Six Months Ended June 30, 1996  Total Net   interest   Income/   Income/
                   (in millions)   Revenue    Expenses    (Loss)    (Loss)
- --------------------------------  ---------  ----------  --------  --------
Investment Banking                   $  801      $  418    $ 383      $255
Risk Management Services                101         133      (32)      (22)
Trading & Sales                         174         115       59        41
Investment Management                   362         300       62        39
Client Processing Services              379         325       54        38
Australia/New Zealand                   212         131       81        57
Asia                                     69          52       17        12
Latin America                           302         226       76        53
Corporate/Other                         155         291     (136)      (93)
- --------------------------------     ------      ------    -----      ----
Total                                $2,555      $1,991    $ 564      $380
================================     ======      ======    =====      ====


    The Investment Banking business contributed net income of $134 million in
        ------------------
the second quarter, down from $143 million a year ago. The decrease from the prior year period reflected lower corporate underwriting revenues and higher personnel-related costs. Revenue from private equity investments declined from the high level of the second quarter of 1996. For the first six months of 1997, net income was $244 million versus $255 million for the first six months of 1996. The year-over-year decrease resulted primarily from lower corporate underwriting revenues.

    Risk Management Services recorded net income of $7 million in the second
    ------------------------
quarter of 1997, up $25 million from the second quarter of 1996. Net income was $18 million in the first half of 1997 compared to a net loss of $22 million in the first half of 1996. The prior year periods reflected losses incurred in the commodity derivatives books when copper prices dropped sharply. Beginning in 1997, the responsibility for managing the metals and mining commodities book was transferred to Australia/NZ.
               ------------

    Net income from the Trading & Sales business, at $59 million, was up $42
                        ---------------
million from the second quarter of 1996. Net income was $102 million for the first six months of 1997 compared to $41 million for the prior year period. The current quarter and year-to-date improvement was largely due to strong arbitrage activities as compared to the prior year periods.

    The Corporation's Investment Management business, which for reporting
                      ---------------------
purposes does not include funds management activities in Australia/NZ, reported net income of $20 million for the current quarter, even with the 1996 comparable period. Net income was $43 million in the first half of 1997, up $4 million from the first half of 1996. Improved performance fees contributed to the increase from the prior year quarter and the first six months of 1996. At June 30, 1997, assets under management in this organizational unit were approximately $256 billion, compared to $202 billion at June 30, 1996.

    Client Processing Services contributed $18 million of net income in the
    --------------------------
second quarter of 1997, down $2 million from the 1996 second quarter. Revenues of $208 million were up $11 million from the second quarter of 1996. The decline in net income from the year ago quarter reflected higher personnel-related costs and technology costs. Net income was $31 million in the first half of 1997 compared with $38 million in the first half of 1996.

    Net income of the Australia/NZ business was $23 million in the second
                      ------------
quarter of 1997, down $10 million from the second quarter of 1996. The decrease from the prior year quarter was primarily due to higher personnel-related costs as a result of increased staff levels offset in part by improved revenues from trading activities and fiduciary and funds management. At June 30, 1997, assets under management in Australia/NZ's investment management business were approximately $28 billion, compared to $24 billion at June 30, 1996. Net income for the first six months of 1997 was $57 million, even with the first six months of 1996.

    Asia net loss was $14 million in the second quarter of 1997 compared to net
    ----
income of $7 million in the second quarter of 1996. Thailand is currently experiencing a significant reduction in its economic growth and the Thai stock market has experienced a steep decline. As a result, the Corporation recognized a decline in value of its unconsolidated investment in a Thai finance company. Partially offsetting this decline, the Corporation recognized trading gains from favorable Thai baht currency positions. The combined effect of these factors in Thailand resulted in a pre-tax net loss of $22 million. For the first six months of 1997, the Asia organizational unit incurred a net loss of $6 million compared to net income of $12 million in the prior year period. The decrease from the prior year period resulted from the losses incurred in Thailand as previously mentioned.

    Latin America net income was $39 million in the second quarter of 1997, up
    -------------
$6 million from the second quarter of 1996. A pre-tax gain of $22 million ($15 million after-tax) was recorded during the current quarter resulting from the completion of the first stage of the sale of 50% of the Corporation's stake in Consorcio, the largest life insurance and annuity firm in Chile. The prior year's quarter included a $31 million pre-tax gain on the sale of Compensa, which was the smaller of the Corporation's Chilean insurance subsidiaries. Net income for the first half of 1997 was $62 million compared to $53 million in the first half of 1996.

    Corporate/Other net loss was $73 million in the second quarter of 1997,
    ---------------
compared with a net loss of $54 million in the second quarter of 1996. For the first six months of 1997, this unit incurred a net loss of $138 million versus a net loss of $93 million in the prior year period. The first half of 1997 included the effects of increased incentive compensation and employee benefits and consulting expenses associated with several strategic and infrastructure improvement projects. The prior year period included higher levels of legal and professional fees.

11

REVENUE

                              Net Interest Revenue

    The table below presents net interest revenue, average balances and average rates. The tax equivalent adjustment is made to present the revenue and yields on certain assets, primarily tax-exempt securities and loans, as if such revenue were taxable.

                                                  Three Months Ended    Six Months Ended
                                                      June 30,              June 30,
                                                  ------------------   ------------------
                                                      1997      1996       1997      1996
                                                  --------   -------   --------   -------
NET INTEREST REVENUE (in millions)
Book basis                                        $    339   $   266   $    671   $   500
Tax equivalent adjustment                                6         4         13         8
- --------------------------------------            --------   -------   --------   -------
Fully taxable basis                               $    345   $   270   $    684   $   508
======================================            ========   =======   ========   =======

AVERAGE BALANCES (in millions)
Interest-earning assets                           $102,280   $93,324   $100,193   $90,496
Interest-bearing liabilities                        98,695    87,564     95,451    85,634
- --------------------------------------            --------   -------   --------   -------
Earning assets financed by
 noninterest-bearing funds                        $  3,585   $ 5,760   $  4,742   $ 4,862
======================================            ========   =======   ========   =======

AVERAGE RATES (fully taxable basis)
Yield on interest-earning assets                      6.81%     6.46%      6.89%     6.95%
Cost of interest-bearing liabilities                  5.65      5.65       5.79      6.15
- --------------------------------------            --------   -------   --------   -------
Interest rate spread                                  1.16       .81       1.10       .80
Contribution of noninterest-bearing
 funds                                                 .19       .35        .28       .33
- --------------------------------------            --------   -------   --------   -------
Net interest margin                                   1.35%     1.16%      1.38%     1.13%
======================================            ========   =======   ========   =======


    Net interest revenue for the second quarter of 1997 totaled $339 million, up $73 million, or 27 percent, from the second quarter of 1996. The $73 million increase in net interest revenue was primarily due to an $84 million increase in trading-related net interest revenue, which totaled $148 million for the second quarter of 1997. Nontrading-related net interest revenue totaled $191 million for the second quarter of 1997 versus $202 million for the comparable period in 1996.

    Net interest revenue was $671 million for the first six months of 1997, up $171 million, or 34 percent from the first half of 1996. Nontrading-related net interest revenue totaled $388 million for the first six months of 1997 versus $405 million for the comparable period in 1996.

    In the second quarter of 1997, the interest rate spread was 1.16 percent compared to .81 percent in the prior year period. Net interest margin increased to 1.35 percent from 1.16 percent. The yield on interest earning assets rose by 35 basis points and the cost of interest-bearing liabilities was flat. Average interest-earning assets totaled $102.3 billion for the second quarter of 1997, up $9.0 billion from the same period in 1996. The increase was primarily attributable to growth in the loan portfolio.

                                Trading Revenue

    The Firm's trading and risk management businesses include significant activities in interest rate instruments and related derivatives. These activities can periodically shift revenue between trading and net interest, depending on a variety of factors, including risk management strategies. Therefore, the Corporation views trading revenue and trading-related net interest revenue together.

    Combined trading revenue and trading-related net interest revenue for the second quarter of 1997 totaled $463 million, up $204 million from the second quarter of 1996. Combined trading revenue and trading-related net interest revenue for the first six months of 1997 was $909 million, up $319 million from the $590 million reported in the first half of 1996.

13

    The table below presents the Corporation's trading revenue and trading-related net interest revenue by major category of market risk. These categories are based on management's view of the predominant underlying risk exposure of each of the Firm's trading positions.

                                           Trading-
                                            Related
                                                Net
                                  Trading  Interest
(in millions)                     Revenue   Revenue   Total
- --------------------------------  -------      ----    ----
Quarter ended June 30, 1997
Interest rate risk                   $174      $154    $328
Foreign exchange risk                  48         -      48
Equity and commodity risk              93        (6)     87
- --------------------------------     ----      ----    ----
Total                                $315      $148    $463
================================     ====      ====    ====

Quarter ended June 30, 1996
Interest rate risk                   $ 84      $ 59    $143
Foreign exchange risk                  63         -      63
Equity and commodity risk              48         5      53
- --------------------------------     ----      ----    ----
Total                                $195      $ 64    $259
================================     ====      ====    ====

Six Months ended June 30, 1997
Interest rate risk                   $352      $303    $655
Foreign exchange risk                  86         -      86
Equity and commodity risk             188       (20)    168
- --------------------------------     ----      ----    ----
Total                                $626      $283    $909
================================     ====      ====    ====

Six Months ended June 30, 1996
Interest rate risk                   $250      $112    $362
Foreign exchange risk                  80         -      80
Equity and commodity risk             165       (17)    148
- --------------------------------     ----      ----    ----
Total                                $495      $ 95    $590
================================     ====      ====    ====

                  Second Quarter 1997 vs. Second Quarter 1996

    Interest Rate Risk - The increase in revenue was primarily due to strong results in the bond market and increased activity in foreign markets including Europe, Australia and New Zealand.

    Foreign Exchange Risk - Foreign exchange revenue decreased from the same period last year principally due to a decline in revenue from activities in Australia.

    Equity and Commodity Risk - Total trading and trading-related net interest revenue increased from the same period last year. The prior year period reflected losses incurred in the commodity derivatives books when copper prices dropped sharply.

                      Six Months 1997 vs. Six Months 1996

    Interest Rate Risk - The increase in revenue was principally due to strong results in the bond market, increased flow of client trading services and increased revenue from proprietary trading activities. Improved performance in Asia, Australia and New Zealand also contributed to the increase.

    Foreign Exchange Risk - Foreign exchange risk revenue increased compared to the same period last year principally due to improved revenues from proprietary and customer activities.

    Equity and Commodity Risk - The increase in total trading and trading related revenue as compared to the same period last year is principally due to strong revenue from precious metals in the first half of 1997 and nonrecurring losses in commodity derivatives in the first half of 1996.


                    Noninterest Revenue (Excluding Trading)

                  Second Quarter 1997 vs. Second Quarter 1996

    Fiduciary and funds management revenue was $264 million in the second quarter of 1997 up $44 million from the prior year period. Client processing services, funds management and global private banking commissions contributed to this increase.

    The Corporation's private equity investment activities largely contributed to the changes in securities available for sale gains (up $43 million) and net revenue from equity investment transactions (down $67 million).

15

                      Six Months 1997 vs. Six Months 1996

    Fiduciary and funds management fees of $495 million increased $75 million from the first six months of 1996. Higher revenue from funds management, client processing services and global private banking commissions were the primary contributors to this increase.

    Corporate finance fees totaled $484 million for the first half of 1997, up $26 million from the prior year period, primarily due to higher fees for arranging financings, merger and acquisition fees and loan syndication fees.

    The Corporation's private equity investment activities largely contributed to the changes in securities available for sale gains (up $42 million) and net revenue from equity investment transactions (down $47 million).


PROVISION AND ALLOWANCE FOR CREDIT LOSSES

    The provision for credit losses is determined based upon management's evaluation as to the amount needed to maintain the allowance for credit losses at a level considered appropriate in relation to the risk of losses inherent in the portfolio.

    No provision for credit losses was required for the current or prior year's second quarter. Net charge-offs for the second quarter were $2 million, compared with $15 million a year ago.

    In accordance with the American Institute of Certified Public Accountant's Banks and Savings Institutions Audit and Accounting Guide, the Corporation has allocated its total allowance for credit losses as follows: $767 million as a reduction of loans, and $206 million as other liabilities related to other credit-related items. The Corporation continues to believe that the total allowance for credit losses is available for credit losses in its entire portfolio, which is comprised of loans, credit-related commitments, derivatives and other financial instruments. Due to a multitude of complex and changing factors that are collectively weighed in determining the adequacy of the allowance for credit losses, management expects that the allocation of the total allowance for credit losses may be adjusted as risk factors change. Prior period amounts have not been restated.

    The provision for credit losses and the other changes in the allowance for credit losses are shown below (in millions).

                                              Quarter Ended    Six Months Ended
                                                 June 30,           June 30,
                                              -------------    ----------------
Allowance for credit losses                    1997    1996        1997    1996
- ------------------------------------          -----   -----       -----   -----

Balance, beginning of period                  $ 958   $ 987       $ 973   $ 992
Net charge-offs
  Charge-offs                                     3      21          36      49
  Recoveries                                      1       6          19      24
- ------------------------------------          -----   -----       -----   -----
Total net charge-offs(1)                          2      15          17      25
Provision for credit losses                       -       -           -       5
Allowance related to acquisition
 of an affiliate                                 17       -          17       -
- ------------------------------------          -----   -----       -----   -----
Balance, end of period(2)                     $ 973   $ 972       $ 973   $ 972
====================================          =====   =====       =====   =====

(1) Components of Net Charge-offs:
      Secured by real estate                  $   2   $   -       $   1   $   1
      Real estate related                         -       -           -       4
      Highly leveraged                            -       3          16      23
      Other                                       1      13           1       1
      Refinancing country                        (1)     (1)         (1)     (4)
- ------------------------------------          -----   -----       -----   -----
Total                                         $   2   $  15       $  17   $  25
====================================          =====   =====       =====   =====

(2) Allocation:
      Loans                                                       $ 767
      Other Liabilities                                             206
- ------------------------------------                              -----
      Balance, end of period                                      $ 973
====================================                              =====


    The allowance for credit losses that has been allocated to loans, was $767 million at June 30, 1997 compared to $773 million at December 31, 1996. The allowance was equal to 251 percent and 171 percent of total cash basis loans at June 30, 1997 and December 31, 1996, respectively. These ratios were computed using the amounts that were allocated to loans.

    Impaired loans under SFAS 114, which consisted of total cash basis loans and renegotiated loans, were $342 million and $489 million at June 30, 1997 and December 31, 1996, respectively. Included in these amounts were $128 million and $227 million of loans which required a valuation allowance of $31 million and $57 million at those same dates, respectively.

17

EXPENSES

                  Second Quarter 1997 vs. Second Quarter 1996

    Total noninterest expenses of $1.223 billion increased by $185 million, or 18 percent, from the second quarter of 1996. Salaries and commissions expense increased $23 million, or 8 percent, principally due to a 7 percent increase in the average number of employees and to annual pay increases. Incentive compensation and employee benefits, the largest component of noninterest expenses, increased $125 million due to higher profitability and the increase in the average number of employees.


                      Six Months 1997 vs. Six Months 1996

    Total noninterest expenses of $2.329 billion increased by $338 million for the first six months of 1997. Salaries and commissions expense increased $61 million, or 11 percent, due to an increase in the average number of employees and to annual pay increases. Incentive compensation and employee benefits increased $194 million due to higher profitability and an increase in the average number of employees.


INCOME TAXES

    Income tax expense for the second quarter of 1997 amounted to $97 million, compared with $99 million for the second quarter of 1996. For the first six months of 1997, income tax expense was $189 million compared with $184 million in the first half of 1996. The effective tax rate was 31 percent for both the current quarter and six months ended June 30, 1997 and 33 percent for the prior year quarter and six months ended June 30, 1996.



EARNINGS PER COMMON SHARE

    Primary earnings per common share amounts were computed by subtracting from earnings the dividend requirements on preferred stock to arrive at net income applicable to common stock ("net income applicable to common stock") and dividing this amount by the average number of common and common equivalent shares outstanding during the period. Fully diluted earnings per share amounts were calculated by adjusting net income applicable to common stock for interest expense on the convertible subordinated debentures and dividing this amount by the average number of common and common equivalent shares outstanding during the period.

    For primary earnings per share, the average number of common and common equivalent shares outstanding was the sum of the average number of shares of common stock outstanding and the incremental number of shares issuable under outstanding stock options and deferred stock awards that had a dilutive effect as computed under the treasury stock method. Fully diluted earnings per share further assumes the conversion into common stock of convertible subordinated debentures, if dilutive. Under the treasury stock method, the number of incremental shares is determined by assuming the issuance of the outstanding stock options and deferred stock awards reduced by the number of shares assumed to be repurchased from the issuance proceeds, using the market price of the Parent Company's common stock. For primary earnings per share, this market price is the average market price for the period, while for fully diluted earnings per share, it is the period-end market price, if it is higher than the average market price.


    The earnings applicable to common stock and the number of shares used for primary and fully diluted earnings per share were as follows (in millions):

                                                Three Months Ended   Six Months Ended
                                                     June 30,            June 30,
                                                ------------------  ------------------
                                                    1997      1996      1997      1996
                                                --------  --------  --------  --------

Net income applicable to common stock -
  primary                                       $    201  $    187  $    388  $    351

Net income applicable to common stock -
  assuming full dilution                             201       187       389       351

Average number of common shares outstanding       96.887    97.934    97.162    97.575

Average common and common equivalent shares
 outstanding - primary                           102.957   102.470   103.365   101.774

Average common and common equivalent shares
 outstanding assuming full dilution              106.890   105.992   107.046   105.433

19

BALANCE SHEET ANALYSIS

    The following table highlights the changes in the balance sheet. Since quarter-end balances can be distorted by one-day fluctuations, an analysis of changes in the quarterly averages is provided to give a better indication of balance sheet trends.


                                                CONDENSED AVERAGE BALANCE SHEETS
                                                --------------------------------
                                                             (in millions)
                                                  2nd Qtr    1st Qtr    4th Qtr
                                                      1997       1997       1996
                                                  --------   --------   --------

ASSETS
 Interest-earning
  Interest-bearing deposits with banks            $  4,330   $  3,396   $  3,545
  Federal funds sold                                 4,313      3,723      2,011
  Securities purchased under resale
   agreements                                       23,433     22,157     22,405
  Securities borrowed                               14,488     15,043     15,865
  Trading assets                                    28,092     28,224     31,617
  Securities available for sale
    Taxable                                          6,571      6,988      6,777
    Exempt from federal income taxes                 1,136      1,148      1,077
- ------------------------------------------------  --------   --------   --------
     Total securities available for sale             7,707      8,136      7,854
  Loans
    Domestic offices                                 8,952      8,267      8,226
    Foreign offices                                  9,302      7,437      7,032
- ------------------------------------------------  --------   --------   --------
     Total loans                                    18,254     15,704     15,258
- ------------------------------------------------  --------   --------   --------
  Customer receivables                               1,663      1,681      1,683
- ------------------------------------------------  --------   --------   --------
  Total interest-earning assets                    102,280     98,064    100,238
 Noninterest-earning
  Cash and due from banks                            1,612      1,336      1,400
  Noninterest-earning trading assets                20,166     18,977     17,727
  All other assets                                   9,136      8,551      8,519
  Allowance for credit losses                         (770)      (802)      (988)
- ------------------------------------------------  --------   --------   --------
Total                                             $132,424   $126,126   $126,896
================================================  ========   ========   ========

LIABILITIES
 Interest-bearing
  Interest-bearing deposits
    Domestic offices                              $ 14,690   $ 11,748   $  8,738
    Foreign offices                                 20,218     19,661     18,812
- ------------------------------------------------  --------   --------   --------
     Total interest-bearing deposits                34,908     31,409     27,550
  Trading liabilities                                4,616      6,103      9,748
  Securities loaned and securities sold
   under repurchase agreements                      25,569     22,850     26,214
  Other short-term borrowings                       20,862     19,261     18,982
  Long-term debt                                    11,270     11,377     11,372
  Mandatorily redeemable capital securities
   of subsidiary trusts holding solely junior
   subordinated deferrable interest debentures       1,470      1,195        165
- ------------------------------------------------  --------   --------   --------
    Total interest-bearing liabilities              98,695     92,195     94,031
 Noninterest-bearing
  Noninterest-bearing deposits                       3,003      3,152      3,518
  Noninterest-bearing trading liabilities           16,279     16,987     15,725
  All other liabilities                              8,571      7,731      7,423
- ------------------------------------------------  --------   --------   --------
    Total liabilities                              126,548    120,065    120,697
- ------------------------------------------------  --------   --------   --------

PREFERRED STOCK OF SUBSIDIARY                            -        182        250
- ------------------------------------------------  --------   --------   --------

STOCKHOLDERS' EQUITY
 Preferred stock                                       704        773        815
 Common stockholders' equity                         5,172      5,106      5,134
- ------------------------------------------------  --------   --------   --------
Total stockholders' equity                           5,876      5,879      5,949
- ------------------------------------------------  --------   --------   --------
Total                                             $132,424   $126,126   $126,896
================================================  ========   ========   ========

                         Securities Available for Sale

    The fair value, amortized cost and gross unrealized holding gains and losses for the Corporation's securities available for sale are as follows.

                             June 30,   March 31,   December 31,
(in millions)                    1997        1997           1996
- ---------------------------    ------      ------         ------

Fair value                     $7,478      $7,986         $7,920
Amortized cost                  7,334       7,854          7,755
- ---------------------------    ------      ------         ------
Excess of fair value over
 amortized cost *              $  144      $  132         $  165
===========================    ======      ======         ======

* Components:
    Unrealized gains           $  195      $  210         $  245
    Unrealized losses             (51)        (78)           (80)
- ---------------------------    ------      ------         ------
                               $  144      $  132         $  165
                               ======      ======         ======


                                 Long-term Debt

    The larger of long-term debt issuances and maturities/redemptions which occurred during the second quarter of 1997 are as follows (in millions):


                                                                    Face Amount
                                                            -------------------
                                                                        Maturities/
                                                            Issuances   Redemptions
                                                            ---------   -----------
Parent Company
- --------------
Floating Rate Notes due March 2000                                      $250


Bankers Trust Company
- ---------------------
Redeemable Preference Securities due
 April 1997 and April 2000                                              $333
Floating Rate Notes due May 2002                           $239
Floating Rate Notes due June 2007                          $118

21

TRADING DERIVATIVES

    The Corporation actively manages trading positions in a variety of derivative contracts. Many of the Corporation's trading positions are established as a result of providing derivative products to meet customers' demands. To anticipate customer demand for such transactions, the Corporation also carries an inventory of capital markets instruments and maintains its access to market liquidity by quoting bid and offer prices to, and trading with, other market makers. These two activities are essential to provide customers with capital market products at competitive prices. All positions are reported at fair value and changes in fair values are reflected in trading revenue as they occur.

    The following tables reflect the gross fair values and balance sheet amounts of trading derivative financial instruments:


                                              At June 30,           Average During
                                                1997                 2nd Qtr. 1997
                                         -------------------   -------------------
                                                     (Liabi-               (Liabi-
(in millions)                              Assets     lities)    Assets     lities)
- ---------------------------------------  --------   --------   --------   --------

OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                          $ 15,039   $(14,075)  $ 15,215   $(13,923)
Interest Rate Contracts
  Forwards                                     54        (64)        43        (47)
  Options purchased                         1,098                 1,056
  Options written                                     (1,201)               (1,183)
Foreign Exchange Rate Contracts
  Spot and Forwards                        10,850    (11,061)    12,863    (14,021)
  Options purchased                           977                   921
  Options written                                       (965)                 (950)
Equity-related contracts                    3,108     (4,092)     2,925     (3,311)
Commodity-related and other contracts         570       (606)       588       (648)

Exchange-Traded Options
Interest Rate                                   6         (3)        18        (13)
Equity                                        276       (151)       246       (133)
- ---------------------------------------  --------   --------   --------   --------
Total Gross Fair Values                    31,978    (32,218)    33,875    (34,229)
- ---------------------------------------  --------   --------   --------   --------
Impact of Netting Agreements              (21,154)    21,154    (22,246)    22,246
- ---------------------------------------  --------   --------   --------   --------

                                         $ 10,824(1)           $ 11,629
                                         ========              ========

                                                    $(11,064)(1)
                                                    ========              $(11,983)
                                                                          ========

(1) As reflected on the balance sheet in "Trading Assets" and "Trading Liabilities."


                                            At December 31,         Average During
                                                 1996                4th Qtr. 1996
                                          --------------------   -------------------
                                                       (Liabi-               (Liabi-
(in millions)                                Assets     lities)    Assets     lities)
- ---------------------------------------   ---------   --------   --------   --------

OTC Financial Instruments
Interest Rate and Currency
 Swap Contracts                           $  16,582   $(15,394)  $ 16,258   $(15,498)
Interest Rate Contracts
  Forwards                                       84        (86)        53        (50)
  Options purchased                           1,149                 1,183
  Options written                                       (1,252)               (1,313)
Foreign Exchange Rate Contracts
  Spot and Forwards                           9,855    (10,935)     8,642     (9,893)
  Options purchased                             917                 1,143
  Options written                                         (953)               (1,104)
Equity-related contracts                      2,696     (2,941)     2,389     (2,426)
Commodity-related and other contracts           679       (690)       747       (712)

Exchange-Traded Options
Interest Rate                                    10        (12)        11        (15)
Foreign exchange                                  -          -          -         (6)
Equity                                          251       (135)       244       (115)
- ---------------------------------------   ---------   --------   --------   --------
Total Gross Fair Values                      32,223    (32,398)    30,670    (31,132)
- ---------------------------------------   ---------   --------   --------   --------
Impact of Netting Agreements                (20,813)    20,813    (19,580)    19,580
- ---------------------------------------   ---------   --------   --------   --------

                                          $11,410(1)             $ 11,090
                                          =========              ========

                                                      $(11,585)(1)          $(11,552)
                                                      ========              ========

(1) As reflected on the balance sheet in "Trading Assets" and "Trading Liabilities."


END-USER DERIVATIVES

    The Corporation, as an end user, utilizes various types of derivative products (principally interest rate swaps) to manage the interest rate, currency and other market risks associated with certain liabilities and assets such as interest-bearing deposits, short-term borrowings and long-term debt, as well as securities available for sale, loans, investments in non-marketable equity instruments and net investments in foreign entities. Revenue or expense pertaining to management of interest rate exposure is predominantly recognized over the life of the contract as an adjustment to interest revenue or expense.

    Total net end-user derivative unrealized losses were $108 million at June 30, 1997 compared with an unrealized gain of $54 million at December 31, 1996. The $162 million decrease during the first half of 1997 was primarily due to increases in long-term interest rates.

23

    The following tables provide the gross unrealized gains and losses for end-user derivatives. Gross unrealized gains and losses for hedges of securities available for sale are recognized in the financial statements with the offset as an adjustment to securities valuation allowance in stockholders' equity. Gross unrealized gains and losses for hedges of loans, other assets, interest-bearing deposits, other short-term borrowings, long-term debt, and net investments in foreign subsidiaries are not yet recognized in the financial statements.

                                                                           Other          Net invest-
                                                                          short-             ments in
                               Securities                    Interest-      term   Long-     foreign
(in millions)                   available            Other     bearing   borrow-   term       subsi-
June 30, 1997                    for sale   Loans   assets    deposits      ings   debt(1)    diaries    Total
- -----------------------------  ----------   -----   ------   ---------   -------   -----  -----------    -----
Interest Rate Swaps
  Pay Variable
   Unrealized Gain                   $  1    $  -      $ -        $ 44      $ 11   $ 193         $  -    $ 249
   Unrealized (Loss)                    -     (26)       -         (41)      (16)    (96)           -     (179)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Pay Variable Net                      1     (26)       -           3        (5)     97            -       70
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Pay Fixed
   Unrealized Gain                      4       -        -          17         -       8            -       29
   Unrealized (Loss)                  (28)      -        -         (42)       (1)    (56)           -     (127)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Pay Fixed Net                       (24)      -        -         (25)       (1)    (48)           -      (98)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Total Unrealized
   Gain                                 5       -        -          61        11     201            -      278
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Total Unrealized
   (Loss)                             (28)    (26)       -         (83)      (17)   (152)           -     (306)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Total Net                          $(23)   $(26)     $ -        $(22)     $ (6)  $  49         $  -    $ (28)
=============================        ====   =====   ======        ====      ====   =====     ========    =====

Forward Rate Agreements
  Unrealized Gain                    $  -    $  -      $ -        $  1      $  -   $   -         $  -    $   1
  Unrealized (Loss)                     -       -        -          (1)        -       -            -       (1)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Net                                $  -    $  -      $ -        $  -      $  -   $   -         $  -    $   -
=============================        ====   =====   ======        ====      ====   =====     ========    =====

Currency Swaps and Forwards
  Unrealized Gain                    $  -    $  -      $ 1        $  -      $  4   $  54         $ 40    $  99
  Unrealized (Loss)                    (5)      -        -          (1)       (6)   (109)         (46)    (167)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Net                                $ (5)   $  -      $ 1        $ (1)     $ (2)  $ (55)        $ (6)   $ (68)
=============================        ====   =====   ======        ====      ====   =====     ========    =====

Other Contracts (2)
  Unrealized Gain                    $  4    $  -      $ -        $  -      $  -   $   -         $  -    $   4
  Unrealized (Loss)                   (10)      -       (6)          -         -       -            -      (16)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
  Net                                $ (6)   $  -      $(6)       $  -      $  -   $   -         $  -    $ (12)
=============================        ====   =====   ======        ====      ====   =====     ========    =====

Total Unrealized
 Gain                                $  9    $  -      $ 1        $ 62      $ 15   $ 255         $ 40    $ 382
Total Unrealized
 (Loss)                               (43)    (26)      (6)        (85)      (23)   (261)         (46)    (490)
- -----------------------------        ----   -----   ------        ----      ----   -----     --------    -----
Total Net                            $(34)   $(26)     $(5)       $(23)     $ (8)  $  (6)        $ (6)   $(108)
=============================        ====   =====   ======        ====      ====   =====     ========    =====

(1) Includes trust preferred capital securities.
(2) Other contracts are principally equity swaps and collars.

                                                                         Other              Net invest-
                                                                         short-                ments in
                               Securities                    Interest-   term       Long-       foreign
(in millions)                   available            Other     bearing   borrow-    term        subsi-
December 31, 1996                for sale   Loans   assets   deposits       ings     debt(1)    diaries   Total
- -----------------------------  ----------   -----   ------   ---------   -------    ------     --------   -----
Interest Rate Swaps
  Pay Variable
   Unrealized Gain                   $  1    $  -      $ -        $ 62       $ 7     $ 198         $  -   $ 268
   Unrealized (Loss)                    -     (14)       -         (23)       (6)      (93)           -    (136)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Pay Variable Net                      1     (14)       -          39         1       105            -     132
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Pay Fixed
   Unrealized Gain                      3       -        -          13         -         1            -      17
   Unrealized (Loss)                  (50)     (9)       -         (45)       (1)      (28)           -    (133)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Pay Fixed Net                       (47)     (9)       -         (32)       (1)      (27)           -    (116)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Total Unrealized
   Gain                                 4       -        -          75         7       199            -     285
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Total Unrealized
   (Loss)                             (50)    (23)       -         (68)       (7)     (121)           -    (269)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Total Net                          $(46)   $(23)     $ -        $  7       $ -     $  78         $  -   $  16
=============================        ====   =====   ======        ====   =======     =====     ========   =====

Forward Rate Agreements
  Unrealized Gain                    $  -    $  -      $ -        $  1       $ -     $   -         $  -   $   1
  Unrealized (Loss)                     -       -        -          (1)        -         -            -      (1)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Net                                $  -    $  -      $ -        $  -       $ -     $   -         $  -   $   -
=============================        ====   =====   ======        ====   =======     =====     ========   =====

Currency Swaps and Forwards
  Unrealized Gain                    $  -    $  -      $ 1        $ 27       $ -     $  53         $ 42   $ 123
  Unrealized (Loss)                     -       -        -          (3)        -       (18)         (41)    (62)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Net                                $  -    $  -      $ 1        $ 24       $ -     $  35         $  1   $  61
=============================        ====   =====   ======        ====   =======     =====     ========   =====

Other Contracts (2)
  Unrealized Gain                    $  -    $  -      $ -        $  -       $ -     $   -         $  -   $   -
  Unrealized (Loss)                   (19)      -       (4)          -         -         -            -     (23)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
  Net                                $(19)   $  -      $(4)       $  -       $ -     $   -         $  -   $ (23)
=============================        ====   =====   ======        ====   =======     =====     ========   =====

Total Unrealized
 Gain                                $  4    $  -      $ 1        $103       $ 7     $ 252         $ 42   $ 409
Total Unrealized
 (Loss)                               (69)    (23)      (4)        (72)       (7)     (139)         (41)   (355)
- -----------------------------        ----   -----   ------        ----   -------     -----     --------   -----
Total Net                            $(65)   $(23)     $(3)       $ 31       $ -     $ 113         $  1   $  54
=============================        ====   =====   ======        ====   =======     =====     ========   =====

(1) Includes trust preferred capital securities.
(2) Other contracts are principally equity swaps and collars.

25

    For pay variable and pay fixed interest rate swaps entered into as an end user, the weighted average receive rate and pay rate (interest rates were based on the weighted averages of both U.S. and non-U.S. currencies) by maturity and corresponding notional amounts were as follows ($ in millions):

At June 30, 1997
Notional
Amount                      Paying Variable             Paying Fixed
                       ------------------------   -------------------------
Maturing               Notional  Receive    Pay   Notional   Receive    Pay   Total
In:                      Amount     Rate   Rate     Amount      Rate   Rate   Notional
- ---------------------   -------  -------   ----   --------   -------   ----    -------

1997                    $22,963     5.68%  5.67%    $1,552      5.46%  5.82%   $24,515

1998-1999                17,026     5.98   5.75      4,199      4.95   5.82     21,225

2000-2001                 5,350     6.76   5.93      1,176      3.61   4.94      6,526

2002 and thereafter       8,506     6.85   5.78      1,253      6.10   7.09      9,759
- ---------------------   -------     ----   ----     ------      ----   ----    -------
Total                   $53,845                     $8,180                     $62,025
=====================   =======                     ======                     =======

All rates were those in effect at June 30, 1997. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

At December 31, 1996
Notional
Amount                       Paying Variable             Paying Fixed
                        ------------------------   -------------------------
Maturing                Notional  Receive    Pay   Notional   Receive    Pay   Total
In:                       Amount     Rate   Rate     Amount      Rate   Rate   Notional
- ----------------------   -------     ----   ----     ------   -------   ----    -------

1997                     $33,275     5.59%  5.52%    $4,056      5.23%  5.71%   $37,331

1998-1999                  7,957     5.96   5.52      2,095      4.82   5.82     10,052

2000-2001                  3,614     6.84   5.63        867      4.11   5.67      4,481

2002 and thereafter        5,579     6.79   5.65        932      5.61   7.14      6,511
- ----------------------   -------     ----   ----     ------      ----   ----    -------
Total                    $50,425                     $7,950                     $58,375
======================   =======                     ======                     =======

All rates were those in effect at December 31, 1996. Variable rates are primarily based on LIBOR and may change significantly, affecting future cash flows.

REGULATORY CAPITAL

    The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. The Federal Reserve Board's ("FRB") risk-based capital guidelines addressing the capital adequacy of bank holding companies and banks (collectively, "banking organizations") include a definition of capital and a framework for calculating risk-weighted assets. In addition, these guidelines specify minimum risk-based capital ratios to be maintained by banking organizations. The FRB also has a minimum Leverage ratio which is used as a supplement to the risk-based capital ratios in evaluating the capital adequacy of banking organizations. See pages 19 and 83 of Exhibit 99.1 of this Current Report on Form 8-K for a detailed discussion of these guidelines and regulations.

    In 1996, the FRB and the other U.S. federal banking agencies jointly issued an amendment to the capital adequacy guidelines to incorporate a measure for market risk ("the market risk amendment"). Essentially, this amendment changes the calculation of risk-weighted assets in the trading accounts, and includes the positions and capital of the "Section 20" securities subsidiary (BT Alex. Brown Incorporated) in the combined credit risk and market risk capital calculation of the Corporation. In all other respects (including the exclusion of the positions and capital of the international insurance entities), the current capital adequacy guidelines remain unchanged.

    Compliance with the market risk amendment is mandatory by January 1, 1998 for those banking organizations that meet certain thresholds with regard to their trading activity. Banking organizations may choose to adopt early during 1997, with prior approval from their primary federal regulator. See page 22 of
Exhibit 99.1 of this Current Report on Form 8-K for further detailed discussion on the market risk amendment.

    The Corporation adopted the market risk amendment as of March 31, 1997 and was the first banking organization to adopt such amendment.

    Based on their respective regulatory capital ratios as of June 30, 1997, both the Corporation and Bankers Trust Company ("BTCo") are well capitalized, as defined in the regulations issued by the FRB and the other federal bank regulatory agencies setting forth the general capital requirements mandated by FDICIA, as applicable.

27

    The Corporation's and BTCo's ratios are presented in the table below. The ratios for December 31, 1996 have not been restated for the adoption of the market risk amendment.

                                                    FRB
                                                  Minimum      To Be Well
                      Actual       Actual           for       Capitalized
                       as of       as of          Capital        Under
                      June 30,   December 31,     Adequacy     Regulatory
                          1997          1996      Purposes     Guidelines
                      --------   -----------      --------    ------------

Tier 1 Capital
 Corporation               9.2%       9.3%          4.0%            6.0%
 BTCo                      9.0%       9.3%          4.0%            6.0%

Total Capital
 Corporation              14.8%      13.8%          8.0%           10.0%
 BTCo                     12.4%      12.9%          8.0%           10.0%

Leverage
 Corporation               5.0%       5.9%          3.0%(1)         3.0%(1)
 BTCo                      5.3%       5.3%          3.0%(1)         5.0%

(1) These minimum levels for the Leverage ratio may be set 100 to 200 basis points higher depending upon other regulatory criteria.

    The following are the essential components of the Corporation's and BTCo's risk-based capital ratios. The December 31, 1996 balances have not been restated for the adoption of the market risk amendment.


                                Actual as of  Actual as of
                                    June 30,  December 31,
(in millions)                           1997          1996
- --------------------------      ------------  ------------

Corporation
  Tier 1 Capital                     $ 6,530       $ 5,690
  Tier 2 Capital                       3,534         2,734
  Tier 3 Capital                         517             -
- ------------------------------       -------       -------
  Total Capital                      $10,581       $ 8,424
==============================       =======       =======

  Total risk-weighted assets         $71,286       $61,213
==============================       =======       =======

BTCo
  Tier 1 Capital                     $ 5,247       $ 4,869
  Tier 2 Capital                       2,031         1,900
- ------------------------------       -------       -------
  Total Capital                      $ 7,278       $ 6,769
==============================       =======       =======

Total risk-weighted assets           $58,591       $52,484
==============================       =======       =======

    Comparing June 30, 1997 to December 31, 1996, the Corporation's Tier 1 Capital ratio declined 10 basis points due to an increase in risk-weighted assets partially offset by an increase in Tier 1 Capital. The Corporation's risk-weighted assets at June 30, 1997 were $10.1 billion higher than at year-end 1996 while its Tier 1 Capital was $840 million higher. The Total Capital ratio of the Corporation increased 100 basis points due to the issuance of trust preferred capital securities and the addition of BT Alex. Brown Incorporated's subordinated debt as a component of Total Capital (as Tier 3 Capital in accordance with the market risk amendment), offset by the $10.1 billion increase in risk-weighted assets.

    With the adoption of the market risk amendment as of March 31, 1997, the Corporation's Leverage ratio decreased 90 basis points as BT Alex. Brown Incorporated's average assets and capital were included in this calculation for the first time.

    BTCo's Tier 1 Capital and Total Capital ratios decreased by 30 basis points and 50 basis points, respectively, as a result of a $6.1 billion increase in risk-weighted assets, partially offset by an increase to Tier 1 and Total Capital of $378 million and $509 million, respectively. BTCo's Leverage ratio was unchanged as the increase in the quarterly average assets was offset by the increase in Tier 1 Capital.

29

LIQUIDITY

    Liquidity is the ability to have funds available at all times to meet the commitments of the Corporation. The Corporation has a formal process for managing global liquidity for the Firm as a whole and for each of its significant subsidiaries. Management's guiding policy is to maintain conservative levels of liquidity designed to ensure that the Firm has the ability to meet its obligations under all reasonably foreseeable circumstances. Management maintains appropriate asset liquidity and actively manages liability/capital levels, maturities and diversification. The fundamental objective is to ensure that, even in the event of a complete loss of access to the liability markets, the Corporation will be able to continue to fund those assets that cannot be liquidated in a timely manner.

    Most of the Corporation's assets are highly liquid and of high credit quality. The Corporation maintains excess liquidity through its base of liquid assets. Liquid assets consist of cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities purchased under resale agreements, securities borrowed, trading assets, and securities available for sale. Securities purchased under resale agreements and securities borrowed are virtually all short-term in nature and are collateralized with U.S. government or other marketable securities, or cash equivalents. Trading assets are marked to market daily and primarily consist of swaps, options and other derivative contracts, foreign government securities, corporate debt securities, U.S. government and agency securities, and equity securities. The Corporation's liquid assets amounted to $101.1 billion as of June 30, 1997, $97.7 billion as of March 31, 1997 and $97.5 billion as of December 31, 1996, which equaled 76 percent, 77 percent, and 79 percent of gross total assets at those dates respectively.

                                   Cash Flows

    The following comments apply to the consolidated statement of cash flows, which appears on page 5.

    Cash and due from banks increased by $188 million during the first six months of 1997 as the sum of the net cash provided by financing activities and operating activities exceeded the net cash used in investing activities. The increase in cash provided by financing activities was primarily due to the net changes in deposits ($7.9 billion) and the issuance of long-term debt ($3.2 billion), partially offset by repayments of long-term debt ($2.3 billion). Within net cash provided by operating activities, cash inflows from other operating assets and liabilities, net ($877 million), net changes in receivables and payables from securities transactions ($644 million) and net changes in trading assets ($530 million), was mostly offset by cash outflows from net changes in trading liabilities ($2.1 billion). The $8.5 billion of net cash used in investing activities was primarily the result of cash outflows from the net changes in securities purchased under resale agreements ($7.8 billion) and loans ($4.0 billion) and from purchases of securities available for sale ($2.8 billion), partially offset by cash inflows from the net change in securities borrowed ($3.7 billion) and maturities and other redemptions of securities available for sale ($1.9 billion).

    Cash and due from banks decreased $709 million during the first six months of 1996, as the net cash used in investing activities exceeded the sum of the net cash provided by financing and operating activities. The $16.4 billion of net cash used in investing activities was largely the result of cash outflows from net changes in securities purchased under resale agreements ($12.0 billion), purchases of securities available for sale ($2.9 billion) and net changes in securities borrowed ($2.6 billion) partially offset by cash inflows from maturities and other redemptions of securities available for sale ($1.8 billion). The $10.0 billion of net cash provided by financing activities was primarily the result of an increase in the net change in securities loaned and securities sold under repurchase agreements ($9.0 billion) and from issuances of long-term debt ($2.0 billion), offset in part by a decrease in the net change in deposits ($517 million) and repayments of long-term debt ($366 million). The increase in net cash provided by operating activities was mostly due to an increase in net changes in trading assets ($3.7 billion) and net changes in receivables and payables from securities transactions ($1.3 billion).

31

                           Interest Rate Sensitivity

    Condensed interest rate sensitivity data for the Corporation at June 30, 1997 is presented in the table below. For purposes of this presentation, the interest-earning/bearing components of trading assets and trading liabilities are assumed to reprice within three months.

    The interest rate gaps reported in the table arise when assets are funded with liabilities having different repricing intervals, after considering the effect of off-balance sheet hedging instruments. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of the Corporation's interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against prospects of short-term interest rate changes in all repricing intervals.


By Repricing Interval                                             Non-
                                                             interest-
                                 Within    1 - 5     After     bearing
(in billions) June 30, 1997      1 year    years   5 years       funds     Total
- -------------------------------  ------   ------     -----      ------   -------
Assets                           $ 94.3   $  4.0     $ 3.1      $ 30.2   $ 131.6
Liabilities and preferred
 stock                            (82.8)    (7.6)     (5.0)      (30.9)   (126.3)
Common stockholders' equity           -        -         -        (5.3)     (5.3)
Effect of off-balance sheet
 hedging instruments              (15.5)    10.7       4.8           -         -
                                 ------   ------     -----      ------   -------
Interest rate sensitivity gap    $ (4.0)  $  7.1     $ 2.9      $ (6.0)  $     -
                                 ======   ======     =====      ======   =======

NONPERFORMING ASSETS

    The components of cash basis loans, renegotiated loans, other real estate and other nonperforming assets are shown below ($ in millions).

                                                  June 30,   December 31,
                                                      1997           1996
                                                     -----          -----
CASH BASIS LOANS
  Domestic
    Commercial and industrial                        $ 105          $ 117
    Secured by real estate                             124            233
- ------------------------------------------------     -----          -----
Total domestic                                         229            350
- ------------------------------------------------     -----          -----
  International
    Commercial and industrial                           37             57
    Secured by real estate                              32             39
    Financial institutions                               2              4
    Other                                                5              2
- ------------------------------------------------     -----          -----
Total international                                     76            102
- ------------------------------------------------     -----          -----
Total cash basis loans                               $ 305          $ 452
================================================     =====          =====

Ratio of cash basis loans to total gross loans         1.5%           2.9%
================================================     =====          =====

Ratio of allowance for credit losses to cash
 basis loans (1)                                       251%           171%
================================================     =====          =====

RENEGOTIATED LOANS
Secured by real estate                               $  37          $  37
- ------------------------------------------------     -----          -----
Total renegotiated loans                             $  37          $  37
================================================     =====          =====

OTHER REAL ESTATE                                    $ 196          $ 213
================================================     =====          =====

OTHER NONPERFORMING ASSETS
Assets acquired in credit workouts                   $   8          $  10
- ------------------------------------------------     -----          -----
Total other nonperforming assets                     $   8          $  10
================================================     =====          =====

Loans 90 days or more past due and still
 accruing interest                                   $   -          $   -
================================================     =====          =====

(1) Ratio was computed using the allowance for credit losses that has been allocated to loans of $767 million and $773 million at June 30, 1997 and December 31, 1996, respectively.

33

    An analysis of the changes in the Corporation's total cash basis loans during the first six months of 1997 follows (in millions).


Balance, December 31, 1996           $452
Net transfers to cash basis loans      18
Net paydowns                          (87)
Charge-offs                           (36)
Transfers to other real estate        (10)
Other                                 (32)
- -----------------------------------  ----
Balance, June 30, 1997               $305
===================================  ====


    The Corporation's total cash basis loans amounted to $305 million at June 30, 1997, down $147 million, or 33 percent, from December 31, 1996.

    This decline is primarily attributable to decreases in loans secured by real estate ($116 million) and highly leveraged loans ($41 million). Within cash basis loans, loans secured by real estate were $156 million and $272 million at June 30, 1997 and December 31, 1996, respectively. Commercial and industrial loans to highly leveraged borrowers were $76 million and $117 million at June 30, 1997 and December 31, 1996, respectively.

    The following table sets forth the approximate effect on interest revenue of cash basis loans and renegotiated loans. This disclosure reflects the interest on loans which were carried on the balance sheet and classified as either cash basis or renegotiated at June 30 of each year. The rates used in determining the gross amount of interest which would have been recorded at the original rate were not necessarily representative of current market rates.


                                                 Six Months Ended
                                                      June 30,
                                                   --------------
(in millions)                                       1997     1996
- -----------------------------------------------    -----    -----
Domestic Loans
 Gross amount of interest that would have
  been recorded at original rate                   $  12    $  24
 Less, interest, net of reversals, recognized
  in interest revenue                                  2        4
- -----------------------------------------------    -----    -----
Reduction of interest revenue                         10       20
- -----------------------------------------------    -----    -----
International Loans
 Gross amount of interest that would have
  been recorded at original rate                       4        6
 Less, interest, net of reversals, recognized
  in interest revenue                                  -        -
- -----------------------------------------------    -----    -----
Reduction of interest revenue                          4        6
- -----------------------------------------------    -----    -----
Total reduction of interest revenue                $  14    $  26
===============================================    =====    =====


HIGHLY LEVERAGED TRANSACTIONS

    Amounts included in the table and discussion which follow generally reflect the definition that the Corporation uses in order to monitor the extent of its exposure to highly leveraged transactions ("HLTs"). See page 41 of Exhibit 99.1 to this Current Report on Form 8-K for a detailed discussion of the definition.


Highly Leveraged Transactions
                                 June 30,  December 31,
(in millions)                        1997          1996
- -------------------------------    ------        ------
Loans
  Senior debt                      $1,894        $1,587
  Subordinated debt                    59            76
- -------------------------------    ------        ------
Total loans                        $1,953        $1,663
===============================    ======        ======

Unfunded commitments
  Commitments to lend              $  900        $  875
  Letters of credit                   239           128
- -------------------------------    ------        ------
Total unfunded commitments         $1,139        $1,003
===============================    ======        ======

Equity investments                 $  801        $  665
===============================    ======        ======

Commitments to invest              $  604        $  425
===============================    ======        ======

35

    The Corporation's outstanding loans were to 156 separate borrowers in 44 separate industry groups at June 30, 1997, compared to 127 separate borrowers in 43 separate industry groups at December 31, 1996. There were no industry concentrations which exceeded 10 percent of total HLT loans outstanding at June 30, 1997.

    In addition to the amounts shown in the table above, at June 30, 1997, the Corporation had issued commitment letters which had been accepted, subject to documentation and certain other conditions, of $1.77 billion (which were in various stages of syndication) and had additional HLTs in various stages of discussion and negotiation.

    During the first half of 1997, the Corporation originated $2.2 billion of HLT commitments. It should be noted that the Corporation's loans and commitments in connection with HLTs fluctuate as new loans and commitments are made and as loans and commitments are syndicated, participated or paid.

    All loans and commitments to finance HLTs are reviewed and approved by senior credit officers of the Corporation. In addition to a strict transactional and credit approval process, the portfolio of leveraged loans and commitments is actively monitored and managed to minimize risk through diversification among borrowers and industries. As part of this strategy, sell and hold targets are regularly updated in connection with market opportunities and the addition of new HLTs. Retention by the Corporation after syndication and sales of loan participations has typically been less than $50 million, and the average outstanding per borrower for the portfolio at June 30, 1997 was less than $13 million. However, at June 30, 1997, the Corporation had total exposure (loans outstanding plus unfunded commitments) in excess of $50 million to 11 separate highly leveraged borrowers.

    At June 30, 1997, $76 million of the HLT loan portfolio was on a cash basis. In addition, $4 million of the equity investments in HLT companies represented assets acquired in credit workouts, which are reported as other nonperforming assets. Net charge-offs of $16 million of HLT loans were recorded in the first half of 1997. In addition, the Corporation recorded a net gain of $26.5 million in connection with the sales and/or write-offs of certain equity investments in highly leveraged companies during the first six months of 1997.

    Generally, fees (typically 2 to 4 percent of the principal amount committed) and interest charged (typically LIBOR plus 1.5 to 3 percent) on HLT loans are higher than on other credits. The Corporation does not account for revenue or expenses from HLTs separately from its other corporate lending activities. However, it is estimated that transaction fees recognized for lending activities relating to HLTs were approximately $77 million during the first half of 1997 and that as of June 30, 1997, approximately $19 million of fees were deferred and will be recognized as future revenue.

ACCOUNTING DEVELOPMENTS

    In February, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS.

    SFAS No. 128 is effective for financial statement periods ending after December 15, 1997, and requires restatement of all prior period EPS data. The adoption of SFAS No. 128 is not expected to have a material impact on the Corporation's fully diluted EPS computations.